	EXHIBIT 1.1

BECKER HOLDING GMBH, BECKER GMBH AND THEIR
SUBSIDIARIES


COMBINED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 1994

TOGETHER WITH AUDITORS' REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

To the Board of Directors of
Becker Holding GmbH and Becker GmbH

We have audited the combined balance sheet of Becker Holding
GmbH and Becker GmbH and their respective subsidiaries as of December 31, 1994 and the related combined statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Becker Holding GmbH and Becker GmbH combined and their respective subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in accordance with the accounting principles generally accepted in the United States.


April 28, 1995
Mannheim Germany


			KPMG Deutsche Treuhand-Gesellschaft
			Aktiengesellschaft
			Wirtschaftsprufungsgesellschaft


			/s/ Frank			/s/ Dr. Keller
			Wirtschaftsprufer	Wirtschaftsprufer

Becker Holding GmbH, Becker GmbH and their Subsidiaries
Combined Statement of Income
Year ended December 31, 1994 (Deutschmarks (DEM) 000's omitted)



                                                                            DEM

Net sales                                                         296,823

Operating costs                                               289,141
                                                                      ________
     Operating income                                          7,682

Other expenses:
    Interest expense, net                                       9,514
    Miscellaneous, net                                             367
                                                                      ________
Loss before income taxes and extraordinary items     (2,199)

Income tax expense                                                   0

    Net loss before extraordinary items              (2,199)

Extraordinary items, net of tax effect	 (14,388)
                                                                      ________
    Net loss                                                       (16,587)
                                                                       =======















See accompanying notes to combined financial statements

Becker Holding GmbH, Becker GmbH and their Subsidiaries
Combined Balance Sheets
December 31, 1994  (Deutschmarks (DEM) 000's omitted)

Assets                                                                    1994
                                                                           DEM
Current assets:
  Cash and short term investments                           923
  Receivables (less allowance for doubtful
        accounts DEM 1,779 in 1994)                    30,989
  Inventories  (note 3)                                          34,148
  Other current assets                                             1,060
                                                                     _________
    Total current assets                                          67,120

Property, plant and equipment, net  (note 4)        50,975

Other assets                                                               117
                                                                       _______
Total assets                                                         118,212
                                                                       =======
Liabilities and Shareholders' Equity:
Current liabilities
  Notes payable (note 5)                                       55,595
  Current portion of long term debt (note 6)          5,757
  Accounts payable - trade                                   16,637
  Accounts payable - other                                   12,594
  Accrued  liabilities (note 7)                               57,233
  Income taxes payable (note 10)                              267
                                                                      ________
     Total current liabilities                                  148,083

Long term debt (note 6)                                       13,900
Subordinated debt (note 11)                                 54,542

Shareholders' equity:
  Share capital (note 8)                                           2,475
  Accumulated deficit                                       (100,788)
                                                                      ________
 Net shareholders' deficit (note 15)                   (98,313)

Commitments and contingencies (notes 9 & 14)
                                                                      ________
  Total liabilities and shareholders' equity        118,212
                                                                      ========
See accompanying notes to combined financial statements

Becker Holding GmbH, Becker GmbH and their Subsidiaries
Combined Statement of Cash Flows
Year ended December 31, 1994 (Deutschmarks (DEM) 000's
omitted)
                                                                           DEM
Cash flows from operating activities
   Net loss                                                           (16,587)
                                                                     _________
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation and amortization                          21,188
  Loss on disposal of property, plant and equipment    302

Changes in assets and liabilities:
Decrease (increase)  in:
   Receivables                                                        3,389
   Inventories                                                         2,878
   Other current assets                                           1,457

Increase (decrease) in:
   Accounts payable - trade                               (  4,591)
   Accounts payable - other                                    794
   Accrued liabilities                                            8,840
   Income taxes payable                                    (  1,169)
                                                                    _________
Total adjustments                                              33,088
                                                                    _________
Net cash provided by operating activities         16,501
                                                                    _________

Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment       1,038
  Capital expenditures for property, plant
	and equipment	                               (12,487)
  Other items                                                        (    98)
                                                                     _________
Net cash used in investing activities                (11,547)
                                                                     _________

Cash flows from financing activities:
   Net repayments under lines of credit            (12,580)
   Net borrowing under subordinated debt         10,000
   Repayments of long term debt and subordinated debt    ( 2,813)
                                                                     _________
   Net cash used in by financing activities         (5,393)
                                                                     _________
Net increase (decrease) in cash and short term investments    (439)

Cash and short term investments at beginning of year         1,362
                                                                     _________
Cash and short term investments at end of year                      923
                                                                     =========

Becker Holding GmbH, Becker GmbH and their Subsidiaries
Combined Statement of Shareholders' Deficit
Year ended December 31, 1994 (Deutschmarks (DEM) 000's omitted)


                                                Share              Accumulated
                                                Capital            deficit
                                                DEM               DEM

Balance December 31, 1993:

  Becker Holding GmbH                 2,000
  Becker GmbH                                  275
  Becker Service und
         Verwaltung GmbH                   200
                                                 ________
   -total-                                           2,475         (84,129)

Net loss                                                             (16,587)

Translation differences                                       (    72)
                                                                      ________

Balance December 31, 1994          2,475       (100,788)
                                                 =======      =======












See accompanying notes to combined financial statements
                                             12

BECKER HOLDING GMBH, BECKER GMBH AND THEIR
RESPECTIVE SUBSIDIARIES

NOTES TO THE COMBINED
FINANCIAL STATEMENTS
DECEMBER 31, 1994

(In thousands of Deutschmarks (DEM) unless otherwise stated)


1.	Operations and ownership

	The Companies' principal business is the design, manufacture and marketing of radios for automobiles. Products are manufactured and sold in Germany and internationally under the "Becker" brand name. The company is an original equipment supplier to a number of automobile manufacturers including Daimler Benz and BMW.

	As of December 31, 1994, the Companies are wholly owned by Mr Roland Becker of Courtedoux,
Switzerland. As more fully described in Note 15, the Companies were sold to Harman International
Industries Incorporated under terms of an agreement dated February 16, 1995.


2.	Summary of significant accounting policies

	Presentation of the financial statements
	-----------------------------------------------

	In connection with the acquisition of the Companies by Harman International Industries Incorporated, the
Companies prepared combined financial statements in accordance with U.S. generally accepted accounting principles. During 1993 there was a major restructuring of the companies which would render any combination of Balance Sheets, Statements of Income and Cash Flows for the year ended December 31, 1993 and 1992 misleading. For this reason, comparative information is excluded.


	Combination principles
	-----------------------------

	The combined financial statements include Becker
Holding GmbH, Becker GmbH, Becker Service und
Verwaltung  GmbH, Becker of North America Inc
and Becker Automotive (Pty) Limited.  Because
there is no sole holding entity for these entities the
financial statements are prepared as a combination in
which intercompany balances and transactions as
well as unrealized profit in intercompany inventories
have been eliminated.
	13

	Foreign currency translation
	----------------------------------

	Assets and liabilities of foreign subsidiaries are translated to Deutschmarks at foreign exchange rates prevailing at the balance sheet dates. Statements of Income of foreign subsidiaries are translated at the average rates for the year. Translation gains and losses resulting from the application of these rates in 1994 are not included in the determination of net income but are shown in the Statement of Shareholders' Deficit. Cumulative translation adjustments from previous years have not been separately calculated.


	Income recognition
	-----------------------
	Revenue is recognised upon shipment of goods.


	Inventories
	-------------

	Inventories are stated at the lower of cost or market.
 Cost is determined principally by the first-in, first-out method. Provisions for slow moving and obsolete articles are provided by using a systematic reserve calculation based on production requirements or other appropriate procedures.


	Property, plant and equipment
	------------------------------------
	Property, plant and equipment is recorded at cost or in the case of major capital leases at the present value of the minimum future lease payments.

	Depreciation and amortization is provided primarily using the straight-line method over the estimated useful lives of the assets from 2 to 50 years.

	Income taxes
	----------------
	Income taxes payable are currently provided for
based on the taxable results reported by each
individual subsidiary.  Deferred taxes are provided
on timing differences between the results reported
for tax and financial purposes using the liability
method.  No deferred taxes are recognised for future
benefits resulting from net operating losses because
the realizability is highly uncertain due to the history
of losses and therefore are fully reserved.
	14

	Research and development
	--------------------------------
	Research and development costs are expensed as incurred. The Companies' expenditures for research and development for the year ended December 31, 1994 amounted to Deutschmarks 35.6 millions.


3.	Inventories

                 Inventories consist of the following:
                                                                        DEM
                                                                       (000's)
                 Raw materials and supplies            14,833
                 Work in  process                              9,238
	Finished goods and spare parts         10,077
                                                                     ________
                  Total                                              34,148
                                                                     ========

4.	Property, plant and equipment

		Property, plant and equipment are composed of the following:

                                                                           DEM
                                                                       (000's)
                        Land and buildings                  39,355
                        Machinery and equipment       31,352
                        Office furniture and equipment   8,648
                        Tooling                                      4,442
                        Vehicles and other                     8,269
                                                                    __________
                                                                        92,066
                         Less accumulated depreciation and
                             amortization                      (41,091)
                                                                    __________
                         Property, plant and equipment, net   50,975
                                                                    =========

5.	Notes payable

	At December 31, 1994 the Companies had lines of credit with various banks aggregating DEM 55.6 millions. Interest rates based on various indices varied from 10.25% in Germany to 17.5% in South
Africa. There were no unused credit lines available at December 31, 1994.

6.	Long-Term Debt
	Long-term debt is composed of the following:
                                                   Interest Rate           DEM
	Loans from IKB Duetsche Industries   (%)      (000's)
	 Bank AG Dusseldorf
	14236-005                                            6.75           468
	14326-006                                            6.25        1,094
	14226-007                                            7.375      2,891
	14326-008                                            7.4          5,241
	14326-009                                            7.4          1,310
	14326-010                                            5.0          1,550
	14326-011                                            5.5          3,450
	14326-012                                            7.5          3,593
	Other                                                  16.0               60
                                                                        ______
	Total                                                                  19,657
	Less Current Installments                                  (5,757)
                                                                        ______
	Long-Term Debt                                                13,900
                                                                       ======
	Loans 14326-005, 006, 007, 010, 011 were granted net of
commission of 4% which is being amortized over the period
of the loan, loan 14326-012 was similiarly granted net of
commission of 5%.  No commission applied to loans 14326-
008, 009.

7.	Accrued liabilities

	Accrued liabilities include the following major items:
                                                                           DEM
                                                                       (000's)
	Pension                                                             21,698
	Restructuring and personnel lay-off                   6,055
	Social security and other personnel benefits      9,386
	Legal costs and pending legal claims                 1,858
	Warranty and other risks                                  16,481
	Income and other taxes                                         267
	Other accruals                                                    1,488
                                                                       _______
                                                                        57,233
                                                                       =======
8.	Share capital
	Share capital of the combined Companies is made up of:
                                                                          DEM
                                                                       (000's)

	Becker Holding GmbH                                 2,000
	Becker GmbH (52.4% share)
		nominal value DEM 524 of which
		DEM 275 is called                             275
	Becker Service und Verwaltung GmbH          200
                                                                       _______
                                                                         2,475
                                                                       =======

9.	At December 31, 1994 the Companies are liable for the
following minimum lease commitments under non-cancellable operating and finance lease agreements:

                                                                           DEM
                                                                       (000's)

	Years Ending December 31,
		1995                                          301
		1996                                          147
		1997                                            11
                                                                       _______
                              Total                                        459
                                                                       =======

10.	The Companies in Germany and South Africa have incurred
substantial losses in the years ended December 31, 1993 and 1994. The level of accumulated losses, when compared to projected business plans is such that it is unlikely that the accumulated tax loss carried forward will be absorbed in the foreseeable future. Accordingly, no defferred tax debit has been acccounted for in respect of timing differences.

11.	Subordinated debt

	Subordinated debt comprises current loans for which the holders gave consent to subordinate their claims to those of other creditors as follows:

                                                                           DEM
                                                                       (000's)

		Notes Payable                       16,000
		Accounts payable - other      38,542
                                                                      --------
                                                                      54,542
                                                                      =====

		As part of the transaction for the sale of Companies to Harman (referred to in note 15) these liabilities have been disposed of as follows:
                                                                           DEM
                                                                       (000's)

		Notes payable, forgiven            10,000
		Notes payable, paid                     6,000
		Accounts payable - other, forgiven    36,200
		Accounts payable - other, paid    2,342
                                                                       -------
                                                                        54,542
                                                                       =====

12.	Business segments

	The Companies' predominant business is the design, manufacture and marketing of automobile radio products. The Companies have operations in Germany and internationally. For the year ended
December 31, 1994 details of net sales by these geographic segments were:
                                                                           DEM
                                                                       (000's)

		Germany                                   219,161
		International                               79,727
		Intercompany elimination          ( 2,065)
                                                                      ________
		        Total                                 296,823
                                                                      ========

	Practically all of the Company's assets are located in Germany. The Company's accounting for the year do not permit any meaningful analysis of the results of operations by geographic segment.

13. 	Pensions

	The Companies and their subsidiaries have various different pension schemes in place depending on local regulations and practices. Besides governmental pension plans, defined benefit plans exist in Germany and South
Africa.  Both plans were actuarially valued at December
31, 1994 in accordance with FASB 87 and appropriate provisions included in the balance sheets.

14.	Commitments and contingencies

	The Companies and their subsidiaries are involved in several legal actions arising out of normal operations with customers, suppliers and former employees. The outcome of these actions cannot be predicted at this moment. However, management, based on legal advice, believes such actions are either without merit or do not represent a material liability in excess of amounts specifically provided for such cases.

	Commitments as of December 31, 1994 arising out of normal business operations include outstanding letters of credit of approximately Deutschmarks 50 thousand.

15.	Subsequent event

	Under the terms of an agreement dated February 16, 1995 Mr Roland Becker sold the Companies to Harman
International Industries Incorporated (Harman) effective
January 1, 1995 subject to the fulfilment of certain conditions. Those conditions were met on February 27, 1995. The agreement includes provision for the forgiveness by Roland Becker of amounts payable to him by the Companies amounting to DM 36.2 millions and for the forgiveness of bank debt amounting to DM 10 millions.

	The combined balance sheet of the Companies after such forgiveness at January 1, 1995 can be summarized as follows:
                                                                           DEM
                                                                       (000's)

		Current assets                       67,120
 		Non-current assets                51,092
		Current liabilities               (156,425)
		Non-current liabilities         ( 13,900)
                                                                     _________
		 Equity (deficit)                  ( 52,113)
                                                                     =========
	It is Harman managements' intention to continue to operate the business of the Companies and their subsidiaries on a going concern basis including respective financing as necessary.

					============
                                                             19